EXHIBIT 99.1

News Release

TANGER REPORTS YEAR END RESULTS FOR 2011

Funds From Operations Increases 37.6% for the Quarter and 22.5% for the Year Same Center NOI Increases 6.2% in the Fourth Quarter

Greensboro, NC, February 14, 2012, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported its financial results for the quarter and year ended December 31, 2011. Funds from operations available to common shareholders (“FFO”), a widely accepted supplemental measure of REIT performance, increased 37.6% for the three months ended December 31, 2011, to $41.3 million, or $0.42 per share as compared to FFO of $30.1 million, or $0.32 per share for the three months ended December 31, 2010. For the year ended December 31, 2011, FFO increased 22.5% to $138.5 million, or $1.44 per share as compared to FFO of $113.1 million, or $1.22 per share for the year ended December 31, 2010.

“We had a tremendously busy and successful year in 2011. Our stable, well diversified portfolio of outlet centers produced robust internal growth, while our new developments and acquisitions added incremental FFO throughout the year,” commented Steven B. Tanger, President and Chief Executive Officer. “Through it all, we maintained our conservative balance sheet, benefiting from a secondary offering of 4.6 million common shares and a recast of our unsecured revolving credit facilities. Our dividend continues to be well covered by our operating cash flow,” he added.

FFO for all periods shown was impacted by a number of charges as described in the summary below ($'s in thousands, except per share amounts):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
FFO as reported	$41,347	$30,057	$138,462	$113,074
As adjusted for:
Loss on termination of derivatives	—	—	—	6,142
Acquisition costs	217	82	2,736	82
Abandoned development costs	—	—	158	365
Demolition costs Hilton Head I, South Carolina	—	—	—	699
Original issuance costs related to redeemed preferred shares	—	2,539	—	2,539
Loss on early extinguishment of debt	—	—	—	563
Gain on sale of outparcel	—	—	—	(161)
Impact of above adjustments to the allocation
of FFO to participating securities	(2)	(20)	(26)	(83)
FFO as adjusted	$41,562	$32,658	$141,330	$123,220
Diluted weighted average common shares	98,409	92,578	96,021	92,523
FFO per share as adjusted	$0.42	$0.35	$1.47	$1.33

Net income available to common shareholders for the three months ended December 31, 2011 increased 34.3% to $13.2 million, or $0.15 per share, compared to $9.8 million, or $0.12 per share, for the three months ended December 31, 2010. Net income available to common shareholders for the year ended December 31, 2011 increased 70.3% to $44.0 million, or $0.52 per share, compared to $25.8 million, or $0.32 per share for the year ended December 31, 2010. Net income available to common shareholders for certain periods in 2011 and 2010 were also impacted by the charges described above.

The per share amounts for net income and FFO above are on a diluted basis. FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this release.

Highlights of Achievements for 2011

•	6.2% increase in same center net operating income for the fourth quarter and 5.3% for the year

•	23.4% blended increase in average base rental rates on renewed and released space for consolidated properties, compared to 13.8% last year

•	98.8% occupancy rate for consolidated properties

•	26.3% debt-to-total market capitalization ratio

•	4.07 times interest coverage ratio

•	3.5% increase in reported same-space tenant sales for the rolling twelve months ended December 31, 2011 to $366 per square foot, 4.9% increase for the 4th quarter of 2011

•	26.8% increase in total market capitalization to $3.9 billion including $1.0 billion of debt outstanding

•	Opened the company's redeveloped Hilton Head I outlet center in Bluffton, SC on March 31, 2011

•
Dividend increase approved by Board of Directors on April 7, 2011 to raise the quarterly common share cash dividend 3.2% from $0.19375 to $0.20 per share, $0.80 per share annualized, representing the 18th consecutive year of increased dividends

•	Closed on a public offering of 4.6 million common shares at $25.662 per share; net proceeds to the company of $117.4 million at closing on July 6, 2011

•
Completed $390.3 million in acquisitions, including Prime Outlets Jeffersonville (Ohio) on June 28, 2011, Atlantic City Outlets The Walk (New Jersey) and Ocean City Factory Outlets (Maryland) on July 15, 2011, and The Outlets at Hershey (Pennsylvania) on September 30, 2011

•	Received an upgrade in outlook from Standard & Poor's from Stable to Positive

•	Broke ground on a joint venture project for a new Tanger Outlet Center south of Houston, Texas on August 30, 2011

•
Amended unsecured revolving lines of credit on November 10, 2011, increasing total capacity to $520 million from $400 million, reducing the LIBOR spread and facility fee by a combined 80 basis points and extending the maturity through November 2015

•	Completed the acquisition of the Cookstown Outlet Mall (Ontario, Canada) through existing co-ownership agreement with RioCan Real Estate Investment Trust on December 9, 2011

•
Added significant talent to the company's Board of Directors, with the addition of Donald G. Drapkin as a Director; and to our management team with the hire of Chad D. Perry, Executive Vice President and General Counsel

Balance Sheet Summary

On July 6, 2011, Tanger successfully closed a public offering of 4.6 million common shares at $25.662 per share; net proceeds to the company of $117.4 million. Proceeds were used to repay borrowings under the company's unsecured revolving lines of credit and for general corporate purposes.

On November 8, 2011, the company amended its unsecured revolving lines of credit, increasing the total capacity from $400 million to $520 million, reducing the LIBOR spread and facility fee by a combined 80 basis points and extending the maturity through November 2015. The amended lines of credit currently bear interest at LIBOR + 125 (previously 190), require the quarterly payment of facility fees at an annual rate of 25 (previously 40) basis points on the total committed amounts, and include financial covenants that do not differ materially from those of our former facilities.

As of December 31, 2011, Tanger's total market capitalization had increased 26.8% from the prior year, to approximately $3.9 billion including $1.0 billion of debt outstanding, equating to a 26.3% debt-to-total market capitalization ratio.

As of December 31, 2011, 65.2% of the company's debt was at fixed interest rates and the company had $357.1 million outstanding on its $520.0 million in available unsecured lines of credit. During 2011, Tanger continued to maintain a strong interest coverage ratio of 4.07 times.

Subsequent to year end, Tanger engaged Wells Fargo Securities, LLC, SunTrust Robinson Humphrey, Inc. and PNC Capital Markets, LLC as Lead Arrangers for a seven-year $250 million unsecured term loan. The company is pleased to announce that the transaction is fully committed and that the term loan, which is subject to definitive documentation and customary conditions, is expected to close prior to the end of February. The term loan will be interest only and is expected to mature in the first quarter of 2019. It is pre-payable without penalty beginning the second quarter of 2015. Based on Tanger's current credit ratings, the new loan will have an initial interest rate of LIBOR + 180 basis points. Tanger intends to use the net proceeds of the term loan to reduce the outstanding balances on its $520 million in unsecured revolving credit facilities and for general corporate purposes.

Highly Productive Portfolio Continues to Drive Operating Results

During 2011, Tanger executed 463 leases, totaling 2,007,000 square feet within its consolidated properties. Lease renewals during the year accounted for 1,459,000 square feet, which generated a 13.1% increase in average base rental rates. Base rental rate increases on re-tenanted space during the year averaged 50.1% and accounted for the remaining 548,000 square feet.

Tanger continues to derive its rental income from a diverse group of national brand name manufacturers and retailers with no single tenant accounting for more than 8.0% of its gross leasable area and 6.5% of its total base and percentage rentals.

Same center net operating income for Tanger's consolidated properties increased 6.2% for the fourth quarter and 5.3% for the year ended December 31, 2011 compared to the same periods in 2010. This follows same center annual net operating income increases of 2.6% in 2010, 1.4% in 2009, 4.1% in 2008, 5.3% in 2007, and 3.1% in 2006.

Tanger's broad geographic representation and established brand name within the factory outlet industry continues to generate solid operating results. The company's consolidated portfolio of properties had a year-end occupancy rate of 98.8%, compared to 98.4% for the same period in 2010. This represents the 31th consecutive year since the company commenced operations in 1981 that it has achieved a year-end portfolio occupancy rate at or above 95%.

Reported tenant comparable sales for the company's consolidated properties for the rolling twelve months ended December 31, 2011 increased 3.5% to $366 per square foot. Reported tenant comparable sales for the three months ended December 31, 2011 increased 4.9%. Tanger's average tenant occupancy cost as a percentage of average sales was 8.4% for 2011 compared to 8.3% in 2010, 8.5% in 2009, 8.2% in 2008, 7.7% in 2007, and 7.4% in 2006.

Investment Activities Provide Potential Future Growth

On March 31, 2011, Tanger reopened its completely redeveloped Hilton Head I center in Bluffton, South Carolina. The center and its sister center, Tanger Hilton Head II, are located off I-95 at South Carolina Exit 8 on Highway 278 in the Hilton Head Resort Area. Tanger I, a LEED® Certified property, includes 177,000 square feet of outlet space featuring an array of more than 40 popular outlet names such as Adidas, Brooks Brothers Factory Store, Donna Karan, Hugo Boss, J. Crew, Joe's Jeans, Kenneth Cole, New Balance, Saks Fifth Avenue OFF 5TH, Talbots, Theory, Under Armour and many more. Currently, the center has leases signed or out for signature on 98.3% of the leasable square feet. In addition, the property features four pad sites, three of which are leased to Panera Bread, Longhorn Steakhouse, and Olive Garden.
On June 28, 2011 the company closed on the acquisition of Prime Outlets at Jeffersonville from Ohio Factory Stores Partnership, a subsidiary of Indiana-based Simon Property Group (NYSE:SPG), for a purchase price of $134 million. The property is Ohio's largest outlet shopping center, centrally located in the tri-city area of Cincinnati, Columbus and Dayton, and measures approximately 410,000 square feet.
On July 15, 2011, the company closed on the acquisition of substantially all of the economic interests in Phase I & II of Atlantic City Outlets - The Walk and Ocean City Factory Outlets, and subsequently, in November 2011 purchased substantially all of the economic interests in Phase III of Atlantic City Outlets - The Walk. The combined acquisition price, once all earn-out provisions are settled, is expected to be $200.3 million, consisting of approximately $116.8 million in cash (of which $3.0 million is currently contingent consideration) and the assumption of approximately $83.5 million of indebtedness.  Including all phases, the Atlantic City asset includes approximately 490,000 square feet, and Ocean City totals approximately 199,000 square feet.   In addition to expanding the size of Tanger's portfolio, the acquisition increases the company's geographic footprint into New Jersey and Maryland.
On September 30, 2011, the company closed on the acquisition of substantially all of the economic interests in The Outlets at Hershey, a popular 247,000 square foot outlet center located adjacent to Hershey Chocolate World and Amusement Park on Route 39 near Interstate 81 in Hershey, Pennsylvania. The $56.0 million in total consideration consisted of approximately $24.6 million in cash and the assumption of approximately $31.4 million of indebtedness.
On December 9, 2011, Tanger announced that through its 50/50 co-ownership agreement with RioCan Real Estate Investment Trust, the acquisition of the Cookstown Outlet Mall. The existing outlet center, located approximately 50 kilometers north of the Greater Toronto Area (GTA) directly off of Highway 400 in the town of Innisfil, Ontario, was acquired for $47.4 million, plus an additional $13.8 million for excess land payable upon the seller meeting certain conditions, for an aggregate purchase price of $61.2 million. RioCan will provide development and property management services and Tanger will provide leasing and marketing services. In connection with the purchase, the co-owners assumed the in place financing of $29.6 million. The property was built in 1995 and is approximately 159,000 square feet with the potential to expand to approximately 320,000 square feet. This well established outlet center features many national retailers such as, Coach Outlet, Adidas, Tommy Hilfiger Outlet, Puma and Rockport. The acquisition of this property enables the co-owners to begin to implement their outlet center strategy immediately, as well as provides the flexibility to further develop, through expansion, the site into a full-scale Tanger Outlet Center.
During 2011, Tanger announced the identification of four projects where it is planning to build outlet shopping centers. Construction began on the project located in Texas City (Houston), Texas on August 30, 2011 through a 50/50 joint venture arrangement with Simon Property Group, Inc. The center will be located approximately 30 miles south of Houston and 20 miles north of Galveston on the highly traveled Interstate 45, Exit 17 at Holland Road. Houston is currently the fourth largest U.S. city, and Galveston is a popular Gulf Coast getaway destination that attracts over 5 million visitors a year. When completed, we expect the center will play host to over 90 brand name and designer outlet stores in the first phase of approximately 350,000 square feet, with ample room for expansion for a total build out of approximately 470,000 square feet.

We plan to move forward with our previously announced site in Glendale, Arizona, beginning construction within the next week. Currently, we expect the opening of the center to be in time for the 2012 Holiday shopping season.

The two remaining identified sites are located in Scottsdale, Arizona and in National Harbor, the Washington, DC metro area's premier waterfront resort. Both of the projects are currently in the predevelopment phase.

Tanger Expects Solid FFO Per Share In 2012

Based on Tanger's internal budgeting process, the company's view on current market conditions, and the strength and stability of its core portfolio, management currently believes its net income available to common shareholders for 2012 will be between $0.60 and $0.66 per share and its FFO available to common shareholders for 2012 will be between $1.57 and $1.63 per share. The company's earnings estimates reflect a projected increase in same-center net operating income of between 4% and 5%. The earnings estimates also assume the seven year unsecured term loan discussed earlier closes as anticipated and that the company's general and administrative expenses will average approximately $8.3 million per quarter. The company's estimates do not include the impact of any rent termination fees, any additional potential refinancing transactions, the sale of any out parcels of land, or the sale or acquisition of any properties. The following table provides the reconciliation of estimated diluted net income per share to estimated diluted FFO per share:

	Low Range	High Range
Estimated diluted net income per share	$0.60	$0.66
Noncontrolling interest, gain/loss on acquisition of real
estate, depreciation and amortization uniquely
significant to real estate including noncontrolling
interest share and our share of joint ventures	0.97	0.97
Estimated diluted FFO per share	$1.57	$1.63

Year End Conference Call

Tanger will host a conference call to discuss its year end 2011 results for analysts, investors and other interested parties on Wednesday, February 15, 2012, at 10:00 A.M. eastern time. To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers fourth quarter and year end 2011 financial results call. Alternatively, the call will be web cast by SNL IR Solutions and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site by clicking the Investor Relations link at www.tangeroutlet.com. SNL subscribers may also access the webcast via the SNL database at www.snl.com. A telephone replay of the call will be available from February 15, 2012 starting at 1:00 p.m. Eastern Time through 11:59 P.M., February 22, 2012, by dialing 1-855-859-2056 (conference ID #41801480). Additionally, an online archive of the broadcast will also be available through February 22, 2012.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc., (NYSE:SKT) is a publicly traded REIT headquartered in Greensboro, North Carolina that operates and owns, or has ownership interests in, a portfolio of 39 upscale outlet shopping centers in 25 states coast-to-coast, and in Canada, totaling approximately 11.8 million square feet, leased to over 2,500 stores that are operated by 450 different brand name companies. More than 175 million shoppers visit Tanger Outlet Centers annually. Tanger is filing a Form 8-K with the Securities and Exchange Commission that furnishes a supplemental information package for the quarter ended December 31, 2011. For more information on Tanger Outlet Centers, call 1-800-4-TANGER or visit our web site at www.tangeroutlet.com.

This news release contains forward-looking statements within the meaning of federal securities laws. These statements include, but are not limited to, estimates of future net income per share, FFO per share, same center net operating income and general administrative expenses as well as other statements regarding the expected timing of the groundbreakings and grand openings of the current developments, the company's implementation of its outlet strategy in Canada through a joint venture with RioCan Real Estate Investment Trust, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, coverage of the current dividend and management's beliefs, plans, estimates, intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, the company's ability to lease its properties, the company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (and December 31, 2011, when available).

Contact:    Frank C. Marchisello, Jr.
Executive Vice President and CFO
(336) 834-6834

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
REVENUES
Base rentals (a)	$58,007	$46,654	$207,637	$178,976
Percentage rentals	3,872	3,651	9,084	7,914
Expense reimbursements	24,826	22,540	89,620	80,627
Other income (b)	2,435	2,648	8,882	8,786
Total revenues	89,140	75,493	315,223	276,303
EXPENSES
Property operating	27,192	26,224	100,246	92,898
General and administrative	8,237	6,721	30,132	24,553
Acquisition costs	217	82	2,736	82
Abandoned development costs	—	—	158	365
Impairment charge	—	—	—	735
Depreciation and Amortization	25,228	17,651	84,015	78,039
Total expenses	60,874	50,678	217,287	196,672
Operating income	28,266	24,815	97,936	79,631
Interest expense	(12,386)	(9,454)	(45,382)	(34,120)
Loss on early extinguishment of debt (c)	—	—	—	(563)
Loss on termination of derivatives (d)	—	—	—	(6,142)
Income before equity in losses of unconsolidated joint ventures and discontinued operations	15,880	15,361	52,554	38,806
Equity in losses of unconsolidated joint ventures	(742)	(270)	(1,565)	(464)
Income from continuing operations	15,138	15,091	50,989	38,342
Discontinued operations (e)	—	5	—	(98)
Net income	15,138	15,096	50,989	38,244
Noncontrolling interests in Operating Partnership	(1,787)	(1,507)	(6,356)	(3,995)
Noncontrolling interests in other consolidated partnerships	6	—	8	—
Net income attributable to Tanger Factory Outlet Centers, Inc.	13,357	13,589	44,641	34,249
Preferred share dividends	—	(1,078)	—	(5,297)
Original issuance costs related to redeemed preferred shares	—	(2,539)	—	(2,539)
Allocation of earnings to participating securities	(163)	(144)	(684)	(598)
Net income available to common shareholders of Tanger Factory Outlet Centers, Inc.	$13,194	$9,828	$43,957	$25,815

Basic earnings per common share:
Income from continuing operations	$0.15	$0.12	$0.53	$0.32
Net income	$0.15	$0.12	$0.53	$0.32

Diluted earnings per common share:
Income from continuing operations	$0.15	$0.12	$0.52	$0.32
Net income	$0.15	$0.12	$0.52	$0.32

Funds from operations available to common
shareholders (FFO)	$41,347	$30,057	$138,462	$113,074
FFO per common share - diluted	$0.42	$0.32	$1.44	$1.22

a.	Includes straight-line rent and market rent adjustments of $969 and $867 for the three months ended and $4,526 and $3,648 for the years ended December 31, 2011 and 2010, respectively.

b.	Includes gain on sale of outparcels of land of $161 for the year ended December 31, 2010.

c.	Represents the write-off of unamortized term loan origination costs related to the repayment of our $235.0 million term loan facility in June 2010.

d.
Represents a loss on the termination of two interest rate swap agreements that were utilized as hedge instruments in relation to the variable interest rate payments from the $235.0 million term loan facility mentioned in (c) above.

e.
Represents discontinued results of operations from our Commerce I, Georgia Tanger Town Center which was sold in July 2010. The year ended December 31, 2010 includes an impairment charge of approximately $111.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	December 31,	December 31,
	2011	2010
ASSETS:
Rental property
Land	$148,002	$141,577
Buildings, improvements and fixtures	1,764,494	1,411,404
Construction in progress	3,549	23,233
	1,916,045	1,576,214
Accumulated depreciation	(512,485)	(453,145)
Rental property, net	1,403,560	1,123,069
Cash and cash equivalents	7,894	5,758
Rental property held for sale	—	723
Investments in unconsolidated joint ventures	28,481	6,386
Deferred lease costs and other intangibles, net	120,636	33,777
Deferred debt origination costs, net	8,861	7,593
Prepaids and other assets	52,383	39,628
Total assets	$1,621,815	$1,216,934

LIABILITIES AND EQUITY:
Liabilities
Debt
Senior, unsecured notes (net of discount of $2,237 and $2,594 respectively)	$547,763	$554,616
Unsecured note (net of discount of $692 and $0, respectively)	9,308	—
Mortgages payable (including premium of $7,434 and $0, respectively)	111,379	—
Unsecured lines of credit	357,092	160,000
Total debt	1,025,542	714,616
Construction trade payables	13,656	31,831
Accounts payable and accrued expenses	37,757	31,594
Other liabilities	16,428	16,998
Total liabilities	1,093,383	795,039

Commitments
Equity
Tanger Factory Outlet Centers, Inc. equity
Common shares, $.01 par value, 300,000,000 shares authorized, 86,727,656 and 80,996,068 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	867	810
Paid in capital	720,073	604,359
Accumulated distributions in excess of net income	(261,913)	(240,024)
Accumulated other comprehensive income	1,535	1,784
Equity attributable to Tanger Factory Outlet Centers, Inc.	460,562	366,929
Equity attributable to noncontrolling interests:
Noncontrolling interests in Operating Partnership	61,027	54,966
Noncontrolling interests in other consolidated partnerships	6,843	—
Total equity	528,432	421,895
Total liabilities and equity	$1,621,815	$1,216,934

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
FUNDS FROM OPERATIONS (a)	$15,138	$15,096	$50,989	38,244
Net income
Adjusted for:
Depreciation and amortization uniquely significant to real estate - discontinued operations	—	—	—	87
Depreciation and amortization uniquely significant to real estate - consolidated	25,019	17,508	83,275	77,526
Depreciation and amortization uniquely significant to real estate - unconsolidated joint ventures	1,553	1,312	5,475	5,146
Impairment charges	—	—	—	846
Funds from operations (FFO)	41,710	33,916	139,739	121,849
Preferred share dividends	—	(1,078)	—	(5,297)
Original issuance costs related to redeemed preferred shares	—	(2,539)	—	(2,539)
FFO attributable to noncontrolling interests in other consolidated partnerships	(18)	—	(37)	—
Allocation of earnings to participating securities	(345)	(242)	(1,240)	(939)
Funds from operations available to common shareholders	$41,347	$30,057	$138,462	$113,074
Funds from operations available to common shareholders per share - diluted	$0.42	$0.32	$1.44	$1.22

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	85,891	80,256	83,000	80,187
Effect of notional units	964	—	965	—
Effect of senior exchangeable notes	—	112	93	112
Effect of outstanding options	62	77	71	91
Diluted weighted average common shares (for earnings per share computations)	86,917	80,445	84,129	80,390
Convertible operating partnership units (b)	11,492	12,133	11,892	12,133
Diluted weighted average common shares (for funds from operations per share computations)	98,409	92,578	96,021	92,523

OTHER INFORMATION
Gross leasable area open at end of period -
Consolidated	10,724	9,190	10,724	9,190
Partially owned - unconsolidated	1,111	948	1,111	948

Outlet centers in operation -
Consolidated	36	31	36	31
Partially owned - unconsolidated	3	2	3	2

States operated in at end of period (c)	24	21	24	21
Occupancy at end of period (c)	98.8%	98.4%	98.8%	98.4%

a.
FFO is a non-GAAP financial measure. The most directly comparable GAAP measure is net income (loss), to which it is reconciled. We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures. We caution that the calculation of FFO may vary from entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

b.
The convertible operating partnership units (noncontrolling interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

c.	Excludes Wisconsin Dells, Wisconsin; Deer Park, New York and Cookstown, Ontario properties which were operated by us through unconsolidated joint ventures.